CACB Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 29th day of October , 2013 (the “Effective Date”), by and between Bank of the Cascades, an Oregon state bank (the “Bank”), which is a wholly-owned subsidiary of Cascade Bancorp (the “Bancorp”), (sometimes together referred to as the “Company”), and Terry E. Zink, an individual resident of the State of Oregon (“Executive”) (the signatories to this Agreement will be referred to jointly as the “Parties”).
WITNESSETH:
WHEREAS, the Executive currently serves as President and Chief Executive Officer of each of Bancorp and the Bank, and each of Bancorp, the Bank and the Executive desire to continue such employment, subject to and on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:
1.Term. The initial term of Executive’s employment by the Company under this Agreement shall terminate on the second anniversary of the Effective Date (the “Employment Period”); provided, however, that commencing on the second anniversary of the Effective Date, and on each anniversary of such date (each a “Renewal Date”), the Employment Period shall be automatically extended so as to terminate one (1) year from such Renewal Date. If, at least ninety (90) days prior to any Renewal Date, the Company gives Executive notice that the Employment Period will not be so extended, this Agreement will continue for the remainder of the then current Employment Period and then expire. The Employment Period may be sooner terminated under Section 5 of this Agreement.
2.    Position and Duties. During the Employment Period, Executive will report directly to the Boards of Directors of each of Bancorp and the Bank (the “Bancorp Board” and the “Bank Board,” respectively, and sometimes together referred to as the “Board”). Executive shall perform all services reasonably required by the President and Chief Executive Officer, and the Board in conformity with the appropriate standards of the banking industry to fully execute the duties and responsibilities associated with his position. Executive will devote substantially all of his working time, attention and energies to the performance of his duties for the Company. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement, to (a)

manage Executive’s personal, financial and legal affairs, and (b) serve on civic or charitable boards or committees.
3.    Place of Performance. Executive’s place of employment will be an office of the Company in Bend, Oregon.
4.    Compensation and Related Matters.
(a)    Base Salary. During the Employment Period, the Company will pay Executive a base salary of not less than $550,000 per year (the “Base Salary”), in approximate equal installments in accordance with the Company’s customary payroll practices.
(b)    Annual Incentive Bonus. Beginning on the first anniversary of the Effective Date, and so long as Executive is employed by the Company pursuant to this Agreement, Executive shall be entitled to participate in an executive bonus plan maintained by the Company. Executive’s annual bonus, if any, shall be determined in consideration of the Company’s overall profitability, budget and officer bonuses.
(c)    Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and his spouse and/or dependents to the extent provided in the applicable plans and programs) will be entitled to participate in and be covered under the welfare benefit plans or programs maintained by the Company for the benefit of its employees pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment insurance plans and programs. In addition, during the Employment Period, Executive will be eligible to participate in all retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its employees. All employee benefits provided to Executive by the Company incident to Executive’s employment shall be governed by the applicable plan documents, summary plan descriptions and employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents. The Company shall also provide Executive with D&O Insurance coverage during the term of this Agreement, which policy shall be customary for the size and operation of the Company in the industry in which the Company operates.
(d)    Vacation. Executive shall be entitled to receive 30 days paid vacation annually.
(e)    Consulting. In the event Executive’s employment is terminated pursuant to Section 5(f), then Executive shall provide up to 120 hours of consulting services to the Company within the first three (3) months following such termination concerning matters associated with the operation of the Company’s business. Executive shall keep the Company informed of his availability to perform the consulting services required under this Agreement, which services shall be performed at such times and such places as agreed to by the parties. Executive shall be paid for the consulting services at an hourly rate equal to his annual Base Salary at the time of termination divided by 2080 for each hour worked.

(f)    Restricted Stock and Stock Options. Provided that the Executive remains employed with the Company at least through December 31, 2014, upon the Executive’s termination of employment pursuant to Section 5(f) of this Agreement after attaining age sixty-three (63), unvested grants of Restricted Stock and Stock Options awarded to the Executive pursuant to one or more Restricted Stock Agreements (“Restricted Stock Agreement”) and one or more Stock Option Grant Agreements (“Stock Option Agreement”) under the Cascade Bancorp 2008 Performance Incentive Plan (“Incentive Plan”) will continue to vest in accordance with the vesting schedules set forth in the respective Restricted Stock Agreements and Stock Option Agreements, notwithstanding anything to the contrary under the applicable Restricted Stock Agreement, Stock Option Agreement or the Incentive Plan.
(g)    Reimbursement of Business Expenses. During the Term of Employment, the Company shall promptly pay all reasonable expenses incurred by Executive for business travel and other reasonable business-related expenses incurred by him in performing his obligations under this Agreement in accordance with the Company’s travel and business expense policy, such expenses to be reviewed by the Board on a periodic basis. The Company may provide Executive with a credit card for Executive’s business-related expenses.
5.    Termination. Executive’s employment under this Agreement may be terminated during the Employment Period under the following circumstances:
(a)    Death. Executive’s employment under this Agreement will terminate upon his death.
(b)    Disability. If, as a result of Executive’s Disability (as hereinafter defined), Executive is substantially unable to perform his duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act) for an entire period of six (6) consecutive months, and within thirty (30) days after a Notice of Termination (as defined in Section 6(a)) is given by the Company to Executive, Executive does not return to the substantial performance of his duties on a full-time basis, the Company has the right to terminate Executive’s employment under this Agreement for “Disability,” and such termination will not be a breach of this Agreement by the Company. For purposes of this Agreement, “Disability” means that Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s long term disability plan covering employees of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of the long term disability plan covering employees of the Company provided that the definition of “disability” applied under such plan complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the employee must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

(c)    Cause. The Company has the right to terminate Executive’s employment for Cause, and such termination will not be a breach of this Agreement by the Company. “Cause” means termination of employment for one of the following reasons:
(i)    The determination by the Board in the exercise of its reasonable judgment, after consultation with its legal counsel, that Executive has committed an act or acts constituting (A) a felony or other crime, whether a felony or a misdemeanor, involving moral turpitude, dishonesty or theft, (B) dishonesty or disloyalty that is harmful to the Company, or (C) fraud;
(ii)    The determination by the Board in the exercise of its reasonable judgment, that Executive (A) has engaged in actions or omissions that would constitute unsafe or unsound banking practices, or (B) has failed to follow the lawful and reasonable directives of the Board, after written notice to Executive by the Company specifying in reasonable detail such failure;
(iii)    The determination by the Board in the exercise of its reasonable judgment, after consultation with its legal counsel, that Executive has committed a breach or violation of this Agreement, and Executive has failed to cure such breach or violation within ten (10) business days after written notice to Executive by the Company specifying in reasonable detail the alleged breach or violation;
(iv)    The determination by the Board, after consultation with its legal counsel, that Executive has engaged in gross misconduct in the course and scope of his employment with the Company including indecency, immorality, gross insubordination, dishonesty, unlawful harassment or discrimination, use of illegal drugs, or fighting; or
(v)    In the event Executive is prohibited from engaging in the business of banking by any governmental regulatory agency having jurisdiction over the Company.
For purposes of this Agreement, Executive shall not be deemed to be in breach of this Agreement for his failure to substantially perform his duties under this Agreement where such failure results because of Executive’s Disability within the meaning of Section 5(b). In such case, termination of Executive shall be governed by the provisions of Section 5(b).
Executive shall not be deemed to have been terminated for Cause unless and until there has been delivered to Executive a copy of the resolution duly adopted by the Board, finding that in the good faith opinion of the Board one or more of the causes for termination set forth in clauses (ii), (iii), or (iv) above has occurred and specifying the particulars thereof in detail.
(d)    Good Reason. Executive may terminate his employment for Good Reason (as hereinafter defined) by providing a Notice of Termination (as hereinafter defined) to the Company within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the events set forth below, and such termination will not be a breach of this Agreement and will entitle Executive to the compensation and benefits described in Section 7(a) hereof. For purposes of this Agreement, “Good Reason” shall mean any of the following:
(i)    the reduction by the Company of Executive’s Base Salary;
(ii)    the requirement that Executive be based at any office or location that is more than fifty (50) miles from the Company’s main office in Bend, Oregon;
(iii)    the demotion of Executive or any material reduction in authority, adverse change in reporting relationship or assignment of material duties that are substantially inconsistent with the Executive’s position and title immediately prior to such assignment; or
(iv)    the failure of any successor to Bancorp or the Bank to assume this Agreement pursuant to Section 14.
(e)    Without Cause. The Company has the right to terminate Executive’s employment under this Agreement without Cause by providing Executive with a Notice of Termination, subject to the obligations set forth in Section 7(a) hereof.
(f)    Voluntary Termination. Executive may voluntarily terminate employment with the Company at any time, and if such termination is not for Good Reason, then, Executive shall only be entitled to compensation and benefits as described in Section 7(b) hereof.
6.    Termination Procedure.
(a)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination due to Executive’s death) shall be communicated by written Notice of Termination to the other party in accordance with Section 16. For purposes of this Agreement, a “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.
(b)    Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated due to Disability pursuant to Section 5(b), thirty (30) days after Notice of Termination (provided that Executive has not returned to the substantial performance of his duties on a full-time basis during such 30-day period), (iii) if Executive’s employment is terminated by Executive, thirty (30) days after a Notice of Termination is given, or (iv) if Executive’s employment is terminated by the Company for any other reason, the date on which a Notice of

Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.
7.    Compensation Upon Termination or During Disability. In the event of Executive’s Disability or termination of his employment under this Agreement during the Employment Period, the Company will provide Executive with the payments and benefits set forth below. Executive agrees that the Company has the right to deduct any amounts owed by Executive to the Company for any reason, including, without limitation, Executive’s misappropriation of Bank funds, from the payments set forth in this Section 7.
(a)    Termination by the Company Without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason:
(vi)    the Company will, pay to Executive (A) on the next regularly scheduled payroll date following the Date of Termination, his Base Salary and accrued vacation pay through the Date of Termination and (B) within thirty (30) days of the Date of Termination, an amount equal to eighteen (18) months of his Base Salary, plus an amount equal to the cash incentive at Target in effect for the Executive in the year in which the Date of Termination occurs, pro-rated for the portion of the year prior to the Date of Termination;
(vii)    the Company will, within thirty (30) days of the Date of Termination, reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination;
(viii)    the Company shall also, at its sole expense, for a period of eighteen (18) months following the Date of Termination provide Executive with medical, dental, disability and life insurance benefits equivalent to the benefit plan and programs available to Executive by the Company immediately prior to the Date of Termination;
(ix)    Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.
(b)    Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason):
(v)    the Company will, on the next regularly scheduled payroll date following the Date of Termination, pay to Executive his Base Salary and his accrued vacation pay (to the extent required by law or the Company’s vacation policy) through the Date of Termination;

(vi)    the Company will, within thirty (30) days of the Date of Termination, reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination, unless such termination resulted from a misappropriation of Bank funds; and
(vii)    Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.
(c)    Disability. During any period that Executive fails to perform his duties under this Agreement as a result of incapacity due to Disability, Executive will continue to receive his full Base Salary set forth in Section 4(a) until his employment is terminated pursuant to Section 5(b). In the event Executive’s employment is terminated for Disability pursuant to Section 5(b):
(i)    the Company will (A) on the next regularly scheduled payroll date following the Date of Termination, pay to Executive his Base Salary and accrued vacation pay through the Date of Termination and (B) provide Executive with disability benefits pursuant to the terms of the Company’s disability programs and/or practices, if any;
(ii)    the Company will, within thirty (30) days of the Date of Termination, reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and
(iii)    Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.
(d)    Death. If Executive’s employment is terminated by his death:
(i)    the Company will, on the next regularly scheduled payroll date following Executive’s death, pay in a lump-sum to Executive’s beneficiary, legal representatives or estate, as the case may be, Executive’s earned but unpaid Base Salary and accrued vacation as of the date of death;
(ii)    the Company will, within thirty (30) days of the Date of Death, reimburse Executive’s beneficiary, legal representatives or estate, as the case may be, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the date of death; and

(iii)    Executive’s beneficiary, legal representatives or estate, as the case may be, will be entitled to any other rights, compensation and/or benefits as may be due to Executive following the Date of Death to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.
8.    Termination in connection with a Change in Control. In the event of Executive’s termination of employment from Bancorp or the Bank (or the successor of either), including for Good Reason, within twelve (12) months before or eighteen (18) months after a Change in Control, other than a termination of employment due to death, Disability or for Cause, or termination of employment by the Executive without Good Reason:
(a)     the Company will pay to Executive, within thirty (30) days of the effective date of the Change in Control, an amount equal to (i) twenty-four (24) months of the Executive’s Base Salary, plus (ii) an amount equal to twenty-four (24) months of the annual cash incentive at Target in effect for the Executive in the year in which the Change in Control occurs (the “Change in Control Payment”), subject to adjustment as set forth below;
(b)    the Company shall also, at its sole expense, for a period of eighteen (18) months following the Date of Termination provide Executive with medical, dental, disability and life insurance benefits equivalent to the benefit plan and programs available to Executive by the Company immediately prior to the Date of Termination;
(c)    the Company will, within thirty (30) days of the Date of Termination, reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and
(d)    the Company will accelerate the vesting on and fully vest all outstanding unvested grants of Restricted Stock and Stock Options awarded to the Executive pursuant to one or more Restricted Stock Agreements and one or more Stock Option Grant Agreements under the Incentive Plan, notwithstanding anything to the contrary under the applicable Restricted Stock Agreement, Stock Option Grant Agreement or the Incentive Plan.
(e)    the Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which the Executive is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.
In addition, and solely for purposes of this Agreement, a Change in Control Payment shall also become due as a result of the Executive’s termination of employment, other than a termination of employment due to death, Disability or for Cause, or termination of employment by the Executive without Good Reason, following or in connection with a “business combination” that does not rise to the level of a Change in Control (as defined below). For this purpose, a “business combination” means a share exchange, merger or consolidation of Bancorp or the Bank with any other corporation, even if such share exchange, merger or consolidation would result in the voting securities of Bancorp or the Bank outstanding immediately prior thereto continuing to represent

(either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Bancorp or the Bank or such surviving entity or its parent outstanding immediately after such share exchange, merger or consolidation.
Notwithstanding the foregoing, if the Change in Control Payment becomes due at a time when either Bancorp or the Bank is considered in a “troubled condition” by applicable regulatory authorities and therefore subject to the restrictions of 12 C.F.R. Part 359, the maximum Change in Control Payment shall be equal to twelve (12) months of the Executive’s Base Salary. In addition, the Change in Control Payment shall not be paid to Executive, and Executive shall not be entitled to the Change in Control Payment, unless, and then only to the extent that, the Change in Control Payment is approved by the FDIC and any other regulatory body which has the authority to comment on the request for approval for the Change in Control Payment. The Change in Control Payment shall be made only in accordance with applicable law, including, without limitation, 12 C.F.R. Part 359. In the event that the Company determines at any time before or after payment of any portion of the Change in Control Payment that Executive has committed or is substantially responsible for, or has violated, the respective acts or omissions, conditions or offenses outlined under 12 C.F.R. 359.4(a)(4), then the Company shall have the right to demand the return of all or any portion of the Change in Control Payment made to Executive, and Executive hereby agrees to immediately return all such amounts of the Change in Control Payment upon and in accordance with the Company’s demand. Other than with respect to the Change in Control Payment, this Agreement shall remain in full force and effect regardless of whether or not the Change in Control Payment is approved or denied by any regulatory body.
For purposes of this Agreement, a Change in Control means: (i) any Person acting individually or as a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d(3) of the Exchange Act), directly or indirectly, of securities of Bancorp or the Bank representing fifty percent (50%) or more of the total voting power represented by Bancorp’s or the Bank’s then outstanding voting securities. For this purpose, “Person” means any individual, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint-stock company or similar organization or group acting in concert, but does not include any employee stock ownership plan or similar employee benefit plan of Bancorp or the Bank. A “Person” shall be deemed to be a beneficial owner as that term is used in Rule 13d(3) under the Exchange Act; (ii) the consummation of the sale, liquidation or disposition by Bancorp or the Bank of all or substantially all of Bancorp’s or the Bank’s assets; (iii) the consummation of a share exchange, merger or consolidation of Bancorp or the Bank with any other corporation, other than a share exchange, merger or consolidation which would result in the voting securities of Bancorp or the Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Bancorp or the Bank or such surviving entity or its parent outstanding immediately after such share exchange, merger or consolidation; or (iv) a majority of the Bancorp Board is removed from office by a vote of Bancorp’s shareholders against the recommendation of the then incumbent Bancorp Board or a majority of the directors elected at any annual or special meeting of shareholders are not individuals nominated by the then incumbent Bancorp Board.
9.    Proprietary Information.
(a)    Proprietary Information. In the course of service to the Company, Executive will have access to (i) the identities of the Company’s existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of the Company’s existing and prospective customers or clients; (iii) non-public financial information about the Company; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, the Company’s employees; (vi) the identities of and pricing information about the Company’s vendors; (vii) training programs developed by the Company; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the Company’s financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of the Company and their vendors; and (xiv) computer programs and software developed by the Company or their consultants, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its subsidiaries or affiliates. Such information will hereinafter be called “Proprietary Information” and will include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its subsidiaries or affiliates as to which Executive may have access, whether conceived or developed by others or by Executive alone or with others during the period of service to the Company, whether or not conceived or developed during regular working hours. Proprietary Information will not include any records, data or information which are in the public domain during or after the period of service by Executive provided the same are not in the public domain as a consequence of disclosure directly or indirectly by Executive in violation of this Agreement.
(b)    Fiduciary Obligations. Executive agrees that Proprietary Information is of critical importance to the Company and a violation of this Section 9(b) and Section 9(c) would seriously and irreparably impair and damage the Company’s business. Executive agrees that he will keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company.
(c)    Non-Use and Non-Disclosure. Executive will not during the Employment Period or at any time thereafter (a) disclose, directly or indirectly, any Proprietary Information to any person other than the Company or executives thereof at the time of such disclosure who, in the reasonable judgment of Executive, need to know such Proprietary Information or such other persons to whom Executive has been specifically instructed to make disclosure by the Board and in all such cases only to the extent required in the course of Executive’s service to the Company or (b) use any Proprietary Information, directly or indirectly, for his own benefit or for the benefit of any other person or entity. At the termination of his employment, Executive will deliver to the Company all notes, letters, documents and records which may contain Proprietary Information which are then in his possession or control and will destroy any and all copies and summaries thereof.

(d)    Return of Documents. All notes, letters, documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its affiliates and any copies, in whole or in part, thereof (collectively, the “Documents”), whether or not prepared by Executive, will be the sole and exclusive property of the Company. Executive will safeguard all Documents and will surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.
10.    Restrictions on Activities of the Executive. Contemporaneously with the execution of this Agreement, or shortly thereafter, the Company will provide Executive with access to Proprietary Information with additional opportunities to broaden the Company’s services and develop the Company’s customers in a matter not previously available to the Executive. Ancillary to the consideration to be provided pursuant to Section 9(a) hereof, including but not limited to the Company’s agreement to provide Proprietary Information to Executive and Executive’s agreement not to disclose Proprietary Information, and in order to protect the Proprietary Information, the Company and Executive agree to the non-competition provisions set forth in this Section.
(a)    Non-Competition. Executive agrees that during the Employment period, and for the Non-Competition Period set forth below, Executive will not, except as an employee of the Company, in any capacity for Executive or for others, directly or indirectly:
(iv)    compete or engage anywhere in the geographic area comprised of (A) any county in which the Company maintains an office or does business, or (B) the area which consists of the fifty (50) mile radius surrounding the Executive’s primary place of business in Bend, Oregon (the “Market Area”), in any business that is the same or similar, or offers competing products and services which those offered by the Company;
(v)    take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by, or be connected in any manner with any partnership, corporation or other business or entity engaging in a business the same or similar, or which offers competing products and services as those offered by the Company anywhere within the Market Area; notwithstanding the foregoing, Executive is permitted hereunder to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business within the Market Area;
(vi)    call on, service, or solicit competing business from customers or prospective customers of the Company if, within the twenty-four (24) months before the termination of Executive’s employment, Executive had or made contact with the customer, or had access or potential access to Proprietary Information or information and files about the customer; or
(vii)    call on, solicit, or induce any employee of the Company whom Executive had contact with, knowledge of, or association with in the course of employment with the Company to terminate employment from the Company, and will not assist any other person or entity in such activities.
(b)    Non-Competition Period. The restrictions on Executive’s activities identified in Section 9(a) hereof will apply for eighteen (18) months after the termination of Executive’s employment with the Company. The restrictions identified at Section 10(a) hereof will be applicable without regard to the reason for the termination of Executive’s employment with the Company.
(c)    Tolling. In the event that the Company will file a lawsuit in any court of competent jurisdiction alleging a breach of any of Executive’s obligations under this Agreement, then any time period set forth in this Agreement, including the Non-Competition Period, will be deemed tolled as of the time such lawsuit is filed and will remain tolled until such dispute is resolved either by written settlement agreement resolving all claims raised by the lawsuit or by entry of a final judgment in such lawsuit and the final resolution of any post-judgment appellate proceedings.
(d)    EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIS, IN THE EVENT OF TERMINATION OF HIS EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 9 OR 10 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON‑COMPETITOR.
(e)    Remedies. Executive acknowledges and understands that Sections 10 and 11 and the other provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Executive from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing, or limiting the Company’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive. The provision of this Agreement relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks an injunction in any court to restrain Executive from violating Sections 10 and/or 11.

11.    Release. Executive agrees that, if his employment is terminated under circumstances entitling him to payments under Sections 7(a) or 8(a) of this Agreement, in consideration for the payments described in Sections 7(a) or 8(a), he will execute a General Release and waiver of claims in favor of the Company, its parents, subsidiaries, affiliates, and their officers, directors, employees, agents, and attorneys, in a form provided to Executive at the time of his separation of employment, and through which Executive releases the Company from any and all claims as may relate to or arise out of his employment relationship, or the termination thereof (excluding claims Executive may have under any “employee pension plan” as described in Section 3(3) of ERISA).
12.    Indemnification and Insurance. During the term of this Agreement, Executive shall be indemnified and held harmless by the Company and shall be covered by a directors and officers liability insurance policy covering acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive. The Company shall extend this coverage for the Executive for a period of 3 years following termination other than for due cause.
13.    Arbitration; Legal Fees and Expenses.
(a)    Executive recognizes that differences may arise between him and the Company during or following his employment with the Company, and that those differences may or may not be related to his employment. Executive acknowledges that by entering into this Agreement, he anticipates gaining the benefits of a speedy, impartial dispute-resolution procedure for resolving any and all disputes between himself and the Company or the Company. Notwithstanding paragraph (f) hereof, this Section 13 shall be governed by the Federal Arbitration Act and to the extent that it is inconsistent with Oregon law, it will supersede Oregon law relating to the arbitrability of any disputes.
(b)    Executive and the Company consent to the resolution by final and binding arbitration of any claim, controversy, or dispute (“Claim(s)”) between Executive and the Company, whether or not such Claims arise out of or relate to his employment by the Company, in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises. The Claims covered by this Section 13 include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims (including, but not limited to, invasion of privacy, intentional infliction of emotional distress, assault, battery, fraud, negligence, gross negligence, negligent hiring or retention); claims of discrimination (including, but not limited to, race, gender, sexual harassment, religion, national origin, age, marital status, or medical condition, handicap or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the following paragraph.
(c)    Executive and the Company understand that claims for workers’ compensation or unemployment compensation benefits are not covered by this Agreement. Moreover, although Executive is prohibited from filing a lawsuit concerning Claims covered by this Agreement, Executive understands that this Section 13 shall not prohibit him from filing a charge or complaint with any governmental agency. Finally, Executive understands that this Section 14 does not apply with respect to any claims that the Company may have against Executive relating to the operation of and the enforcement of Sections 9 or 10 hereof.
(d)    Either party may initiate an arbitration proceeding by delivery of written notice to the other party hereto. Within thirty (30) days after giving or receiving a demand for arbitration, the Company and Executive shall endeavor to select a mutually agreeable arbitrator. Except as otherwise agreed upon by the Parties, the arbitration shall convene in Deschutes County, Oregon.
(e)    The decision of the arbitrator shall be in writing and presented in separate findings of fact and law. The award of the arbitrator shall be final and binding on the parties from which no appeal maybe taken and an order confirming the award or judgment upon the award may be entered into in any court having jurisdiction there over.
(f)    Prior to the appointment of the arbitrator, the Company or Executive may seek provisional remedies, including, without limitation, temporary restraining orders and preliminary injunctions. After the appointment of the arbitrator, the arbitrator shall have sole authority to grant such provisional remedies as the arbitrator, in his sole discretion, deems necessary or appropriate.
(g)    The arbitrator shall have the authority to award any relief permitted by relevant federal or state statute, including, without limitation, back wages, front wages, actual damages, compensatory damages, punitive damages, attorneys’ fees, and costs associated with the arbitration proceeding. The arbitrator, in the award, may assess the fees and expenses of the arbitrator and of the arbitration proceeding and the witness and attorneys’ fees of the parties or any part thereof, against either the Company or Executive or both of them, taking into account the circumstances of the case. Except as assessed by the arbitrator in the award, the Company and Executive shall each bear their own costs in connection with the arbitration proceeding.
(h)    Executive and the Company acknowledge and agree that a party making a Claim pursuant to or arising under this Section 13 must give written notice of such Claim within one (1) year of the occurrence of the event or conduct giving rise to the Claim. Failure to give notice of any Claim within one (1) year shall constitute a waiver of the Claim, even if there is a federal or state statute of limitations which would have given more time to pursue the Claim.
(i)    Except with respect to claims described in Section 13(c), Executive and the Company acknowledge and agree that the arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Such arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes, and is authorized to hold pre-hearing conferences by telephone or in person as the arbitrator deems necessary. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the Claim arose, or federal law, or both, as applicable to the Claim(s) asserted. The Federal Rules of Evidence shall apply to the arbitration proceeding.
14.    Agreement Binding on Successors.
(a)    The Company’s Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, the “Bank” means the Company and any successor to the Company’s business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
(b)    Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive will be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable under this Agreement following Executive’s death by giving the Company written notice thereof in a form acceptable to the Company. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, unless otherwise provided, all such amounts shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.
15.    Specified Employee Delay. Notwithstanding the foregoing, if the Company determines that the Executive is a “specified employee” within the meaning of Section 409(A) of the Internal Revenue Code of 1986, as amended (“Code”), or any successor section (“Code Section 409(A)”), and that, as a result of such status, any portion of the payment under this Agreement would be subject to additional taxation, the Company will delay paying any payment or portion thereof until the earliest permissible date on which payments may commence without triggering such additional taxation or penalty. To the extent that the Executive is a “specified employee,” as such term is defined in the Code, or any successor section, and payments to the Executive are therefore delayed for six months, amounts payable pursuant to this Agreement shall bear interest at the prime rate as published in The Wall Street Journal in effect from time to time, with such interest commencing on the date of termination and earned until payment of such amounts shall commence.

16.    Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:    Terry Zink
60430 Snap Shot Loop
Bend, OR 97702

At his last known address evidenced on the Company’s payroll records.

If to the Company:    Bank of the Cascades
1070 NW Wall Street, Suite 301
Bend, OR 97701

or to such other address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.
17.    Withholding. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.
18.    Restrictions Upon Funding. The Company shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. Executive or any successor-in-interest to Executive shall be and remain simply a general creditor of the Company in the same manner as any other creditor having a general unsecured claim. For purposes of the Internal Revenue Code, the Company intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Company. For purposes of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Company intends that this Agreement not be subject to ERISA. If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated employee of the Company for the purpose of qualifying this Agreement for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. At no time shall Executive have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of the Company. If the Company elects to invest in a life insurance, disability or annuity policy upon the life of Executive, Executive shall assist the Company by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.
19.    Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the Parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon without regard to its conflicts of law principles.
20.    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
21.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
22.    Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.
23.    Entire Agreement. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the Parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.
24.    Voluntary Agreement. The Parties acknowledge that each has carefully read this agreement, that each has had an opportunity to consult with his or its attorney concerning the meaning, import and legal significance of this Agreement, that each understands its terms, that all understandings and agreements between Executive and the Company relating to the subjects covered in this Agreement are contained in it, and that each has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other than those contained in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.
CASCADE BANCORP
By: \s\
Ryan R. Patrick

BANK OF THE CASCADES
By: \s\
Ryan R. Patrick

EXECUTIVE
\s\
Terry E. Zink